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                         EXHIBIT 21

                       Subsidiaries of
                 Green Mountain Coffee, Inc.

Name of Subsidiary                      State of Organization
-----------------------                 ---------------------

Green Mountain Coffee Roasters, Inc.         Vermont

Green Mountain Coffee Roasters
Franchising Corporation (subsidiary of
Green Mountain Coffee Roasters, Inc.)        Delaware
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